Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-287423), Form S-3 (File Nos. 333-293078, 333-290309, 333-283764, 333-281909, and 333-280908) and Form S‑8 (File Nos. 333-291467, 333-280313, 333-273933, and 333‑265329) of Revelation Biosciences, Inc. of our report dated February 26, 2026, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F‑2 of this annual report on Form 10‑K for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

San Diego, CA

February 26, 2026